EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity One, Inc. on Form S-4 of our report dated November 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger agreement with Equity One, Inc.), appearing in the Current Report on Form 8-K of IRT Property Company dated November 19, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Atlanta, Georgia

December 23, 2002